Exhibit 99.1

Aaron’s, Inc. Names Dave Buck COO; Ken Butler Retires After 39-Year Career At Aaron’s

ATLANTA, April 25, 2013 — Aaron’s, Inc. (AAN), a lease-to-own retailer specializing in the sales and lease ownership of residential furniture, consumer electronics, home appliances and accessories, announced today that David L. Buck has been named Chief Operating Officer. Ken Butler, age 60, will be retiring as COO after a 39-year career at Aaron’s effective May 1. He will also resign from the Aaron’s Board of Directors.

“Dave knows every facet of Aaron’s operationally, having learned this through his lengthy career at Aaron’s,” said Ronald W. Allen, Aaron’s Chairman, President and Chief Executive Officer. “He is an excellent choice to lead Aaron’s long-tenured and deep management team supervising our stores. We’re very excited to name Dave as the COO and look forward to his leadership in his new role.”

Buck, age 63, was promoted to Senior Vice President, Operations earlier this year. He has risen steadily through the Aaron’s management development program during his 24 years with the company. Buck began his career with Aaron’s in 1989 as Manager Trainee and then Store Manager. Within a two-year period, he was promoted to Regional Manager and subsequently Regional Vice President and Operational Vice President. He has won numerous “Region of the Year” awards and recently secured his second consecutive “Best Overall Operations” award for 2012. For 15 years prior to joining Aaron’s, Buck handled operations for several other rent-to-own companies.

Regarding Butler’s long-standing service to Aaron’s, Allen said, “Ken has truly been part of the DNA of Aaron’s and has helped lead the drive for operational excellence amid tremendous growth over the past four decades. The entire company thanks him for his non-stop dedication to creating a nationally-recognizable brand and helping many of Aaron’s customers achieve their goal of obtaining brand-name products through our revolutionary lease-to-own model.”

In January 1974, Butler joined Aaron’s as a Manager Trainee and rose quickly in the ranks, moving from store management in Washington, D.C. to regional management in Texas, Louisiana and California. In 1983, he returned to Atlanta, where he was promoted to Director of Marketing and Merchandising. In 1987, Butler was promoted to President of the newly formed division called Aaron’s Sales & Lease Ownership (SALO). Butler helped develop the Aaron’s Sales & Lease Ownership model, which revolutionized the rent-to-own industry with larger stores, more selection, and lower prices. The success of the program was exponential and the SALO expansion continues to this day.

About Aaron’s, Inc.

Aaron’s, Inc. (AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 2,083 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur and Chairman Emeritus R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron’s has been publicly traded since 1982. For more information, visit www.aarons.com.

Aaron’s, Inc. includes brands such as Aarons.com, GoRimco.com, and HomeStagingbyAarons.com.